Exhibit 1.1


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                                 EDO CORPORATION


                                       and


                       HSBC BANK USA, NATIONAL ASSOCIATION


                                     Trustee


                          SECOND SUPPLEMENTAL INDENTURE


                                   Dated as of


                                December 20, 2007


                                       to


                                    INDENTURE


                                   Dated as of


                                November 21, 2005





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     SECOND SUPPLEMENTAL INDENTURE, dated as of December 20, 2007, between EDO
CORPORATION, a New York corporation (the "Company"), having its principal office at 60 East 42nd Street, 42nd Floor, New York, New York 10165, and HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee (the "Trustee"), the office of the Trustee at which at the date hereof its corporate trust business is principally administered being 452 Fifth Avenue, New York, New York 10018.

                             RECITALS OF THE COMPANY

     The Company has executed and delivered to the Trustee an Indenture, dated as of November 21, 2005 (the "Original Indenture"), and a First Supplemental Indenture, dated as of November 21, 2005 (the "First Supplemental Indenture"; the Original Indenture, as supplemented by the First Supplemental Indenture, the "Supplemented Indenture"; and the Supplemented Indenture, as further supplemented by this Second Supplemental Indenture, the "Indenture"), providing for the issuance from time to time of the Company's debentures, notes or other evidences of indebtedness, issuable in one or more series as provided in the Indenture. All capitalized terms used herein which are defined in the Supplemented Indenture shall have the meanings assigned thereto in the Supplemented Indenture unless otherwise defined herein.

     Pursuant to the Agreement and Plan of Merger, dated as of September 16, 2007 (the "Merger Agreement"), among the Company, ITT Corporation, an Indiana corporation ("Parent"), and Donatello Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), Merger Sub is, concurrently with the execution and delivery of this Second Supplemental Indenture, merging with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each outstanding share of Common Stock (other than any shares of Common Stock held by the Company as treasury shares or any shares of Common Stock held by Parent or Merger Sub) will be automatically canceled and converted into the right to receive $56.00 in cash, without interest and less any applicable withholding tax.

     Section 5.11(a) of the First Supplemental Indenture provides, with respect to the Company's 4% Convertible Senior Subordinated Notes Due 2025 (collectively, the "Notes"), that the Company is required to enter into a supplemental indenture, without the consent of Holders, providing that each Note shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon consummation of the Merger by a holder of a number of shares of Common Stock equal to the Applicable Conversion Rate immediately prior to the Merger, subject to the Company's right to settle such conversion in cash pursuant to Section
5.03 of the First Supplemental Indenture.

     Pursuant to the foregoing authority, the Company proposes, in and by this Second Supplemental Indenture, to supplement and amend the Supplemented Indenture.


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     All things necessary to make this Second Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

     NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes or of series thereof, as follows:

     Section 1. Conversion. (a) In accordance with Section 5.11(a) of the First Supplemental Indenture, as of the Effective Time, each Note will no longer be convertible into shares of Common Stock and will be convertible solely into cash, in an amount equal to the product of (x) $56.00 and (y) a number equal to the Applicable Conversion Rate immediately prior to the Effective Time for each integral multiple of $1,000 principal amount of such Note. This conversion right shall be subject to adjustment on the same terms as provided in Article 5 of the First Supplemental Indenture.

     (b) In addition, the consummation of the Merger constitutes a "Make Whole Change of Control". Pursuant to Sections 5.10(a) and (b) of the First Supplemental Indenture, the Applicable Conversion Rate for any Notes surrendered for conversion during the Make Whole Period (as defined below) will be increased by 0.7572 additional shares of Common Stock per $1,000 principal amount of such Notes and will constitute 30.0065 shares of Common Stock per $1,000 principal amount of such Notes. "Make Whole Period" means the period commencing on November 9, 2007 and ending on the date that is 45 calendar days after the date on which a written notice is given by the Company to the Holders and the Trustee after the date hereof in respect of the occurrence of the Merger pursuant to
Section 7.01(b) of the First Supplemental Indenture.

     Section 2. Ratification. The Supplemented Indenture, as hereby amended and supplemented, is ratified and confirmed in all respects. From and after the date hereof, this Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. All recitations or recitals contained in this Second Supplemental Indenture are made by and on behalf of the Company only, and the Trustee is in no way responsible for the correctness of any statement herein contained or for the validity or sufficiency of this Second Supplemental Indenture. The execution by the Trustee of this Second Supplemental Indenture shall not be construed to be an approval or disapproval by the Trustee of the advisability of the action being taken herein by the Company. All the provisions of the Indenture with respect to the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full with such omissions, variations or insertions, if any, as may be appropriate to make the same conform to this Second Supplemental Indenture. This Second Supplemental Indenture shall

                                       2
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be governed by and construed in accordance with the laws of the State of New
York.

                                      * * *

     This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.






                                       3
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     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental
Indenture to be duly executed as of the day and year first above written.


                                     EDO CORPORATION


                                     By:   /s/ Frederic B. Bassett
                                         ---------------------------------------
                                         Name: Frederic B. Bassett
                                         Title: Senior Vice President - Finance,
                                                Chief Financial Officer and
                                                Treasurer

                                     HSBC BANK USA, NATIONAL
                                     ASSOCIATION, as Trustee

                                     By:   /s/ Andres E. Serrano
                                         ---------------------------------------
                                         Name: Andres E. Serrano
                                         Title: Vice President